Exhibit 10.1

EXECUTION VERSION

JPMorgan Chase Bank, N.A.

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

July 14, 2015

Project Strix
US$5,000,000,000 Bridge Loan Facility

Commitment Letter

Celgene Corporation
400 Connell Park, 4th Floor

Berkeley Heights, NJ 07922

Attention:	Jonathan Biller
Senior Vice President, Tax and Treasury

Ladies and Gentlemen:

Celgene Corporation, a Delaware corporation (the “Company” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMorgan” and, together with JPMCB, the “Commitment Parties”, “we” or “us”) that it intends to acquire a company previously identified to us and code-named Strix (the “Acquired Company”) through (a) the purchase of shares of common stock of the Acquired Company by a wholly-owned subsidiary of the Company (“Merger Sub”) pursuant to a tender offer for any and all such shares (the “Offer”) and (b) promptly following the closing of the Offer, the merger (the “Merger”) of Merger Sub with and into the Acquired Company pursuant to Section 251(h) of the Delaware General Corporation Law, with the Acquired Company surviving such Merger as the Company’s direct or indirect wholly-owned subsidiary (the “Acquisition”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to it in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). In that connection, the Company has requested that JPMorgan agree to structure and arrange a senior unsecured 364-day bridge loan facility in the amount of US$5,000,000,000 (as such amount may be reduced as provided under the “Optional Commitment Reduction and Prepayment” and “Mandatory Commitment Reduction and Prepayment” sections of the Term Sheet) (the “Facility”) to finance the Acquisition and the other Transactions, and that JPMCB commit to provide the entire amount of the Facility.

JPMCB is pleased to advise you of its commitment to provide the entire principal amount of the Facility upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Term Sheet.

It is agreed that JPMorgan will act as the sole lead arranger and sole bookrunner, and that JPMCB will act as the exclusive administrative agent, for the Facility, and each of them will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is agreed that (a) no additional agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, and no other titles will be awarded, by you in connection with the Facility and (b) no compensation (other than compensation expressly contemplated by the Term Sheet or the Fee Letters referred to below) will be paid in connection with the Facility, in each case unless you and we shall so agree.

JPMCB reserves the right, prior to or after the execution of definitive documentation for the Facility (but not before the public announcement by you of the Acquisition), to syndicate all or a portion of its commitment hereunder to one or more financial institutions (which shall be identified by JPMorgan in consultation with you) that (subject, to the extent required below, to your consent (such consent not to be unreasonably withheld or delayed)) will become parties to such definitive documentation pursuant to a syndication to be managed by JPMorgan (the financial institutions becoming parties to such definitive documentation being collectively referred to as the “Lenders”). You agree to assist JPMorgan in completing an orderly and successful syndication of the Facility reasonably satisfactory to us and you. In that regard, you agree promptly to prepare and provide to JPMorgan such information with respect to the Company and its subsidiaries, and to use commercially reasonable efforts (consistent with the terms of the Acquisition Agreement) to cause the Acquired Company promptly to prepare and provide to JPMorgan such information with respect to the Acquired Company and its subsidiaries, in each case including financial information, as JPMorgan may reasonably request in connection with the arrangement and syndication of the Facility. Your assistance shall also include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between appropriate senior management of the Company and the proposed Lenders, in all cases at times and locations to be mutually agreed, (c) your assistance, and your using commercially reasonable efforts (consistent with the terms of the Acquisition Agreement) to cause the Acquired Company to assist, in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication of the Facility (collectively, “Information Materials”), in each case in form and substance customary for transactions of this type, (d) prior to the launch of the General Syndication (as defined below), your obtaining indicative pro forma ratings giving effect to the Transactions from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC, a part of McGraw Hill Financial (“S&P”), and (e) the hosting, with JPMorgan, of one or more meetings or conference calls with prospective Lenders at times and locations to be mutually agreed. In addition, to facilitate an orderly and successful syndication of the Facility, you agree that, until the earlier of the Closing Date and the completion of a successful syndication of the Facility (as described in the Arranger Fee Letter referred to below), you and your subsidiaries will not, and you will use commercially reasonable efforts (consistent with the terms of the Acquisition Agreement) to cause the Acquired Company and its subsidiaries not to, issue, sell, offer, place or arrange, or engage in any discussions with respect to any of the foregoing, any debt securities or commercial bank or other credit facilities of the Company, the Acquired Company or their respective subsidiaries that could reasonably be expected to materially impair the syndication of the Facility, other than (i) the Facility, (ii) the Permanent Financing, (iii) indebtedness incurred pursuant to the commitments in effect on the date hereof under the Existing Company Credit Agreement and (iv) commercial paper financings in the ordinary course of business, without the prior written consent of JPMorgan. You agree to afford JPMorgan a period of at least 20 consecutive business days from the launch of the General Syndication (it being acknowledged and agreed that JPMorgan intends to launch the General Syndication promptly upon completion of the Information Materials) and immediately prior to the Closing Date to syndicate the Facility, provided that such period shall not include any day from and including August 21, 2015 through and including September 8, 2015, any day from and including November 25, 2015 through and including November 30, 2015, and any day from and including

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December 18, 2015 through and including January 4, 2016. Without limiting your obligations to assist with the syndication efforts as set forth herein, JPMCB agrees that the completion of a successful syndication is not a condition to the initial funding under the Facility.

You hereby represent and covenant that (a) all written information, other than the Projections and information of a general economic or industry nature, that has been or will be made available to JPMorgan or JPMCB or to any of the Lenders by or on behalf of you (the “Information”) is or, when furnished, will be, in each case when taken as a whole and in light of the circumstances when furnished, correct in all material respects at the time furnished and does not or will not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates theretofore provided) and (b) the Projections that have been or will be made available to JPMorgan or JPMCB or to any of the Lenders by or on behalf of you in connection with the transactions contemplated hereby have been or, when made available, will be prepared in good faith based upon assumptions believed by you to be reasonable at the time the Projections are so made available (it being understood that Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material); provided that, with respect to any Information or Projections prepared by or relating to the Acquired Company or its subsidiaries, the foregoing representations are made only to the best of your knowledge. You agree that if at any time until the Closing Date (or, if a successful syndication shall not have been achieved by the Closing Date, the earlier of the completion of a successful syndication and the 60th day after the Closing Date) the representations in the immediately preceding sentence would not be true if the Information and Projections were being furnished (and, in the case of Projections, the applicable assumptions were being made), and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations or warranties would be true under those circumstances. You understand that in connection with the syndication of the Facility we will use and rely on the Information without independent verification thereof.

JPMorgan will, in consultation with you, manage all aspects of the syndication of the Facility, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders, the allocation of any title or role to any Lender and the amount and distribution of fees among the Lenders, it being understood and agreed that each Lender (other than any Lender that is a party to the Existing Company Credit Agreement or has otherwise been specifically identified in a writing agreed by you and us prior to the date hereof as a permitted assignee (each such Lender, a “Permitted Assignee”)) shall be subject to your consent (not to be unreasonably withheld or delayed), provided that, after the funding under the Facility, your consent shall not be required in respect of any Lender becoming a party to the Facility in connection with the Initial Syndication or the General Syndication (each as defined below). It is agreed that JPMCB and, upon becoming a party hereto, each Additional Initial Lender (as defined below) may assign portions of its commitment hereunder to one or more Permitted Assignees and that upon the effectiveness of any such assignment JPMCB and each Additional Initial Lender will be released from the portion of its commitment so assigned (such assignments to be allocated, as among JPMCB and the Additional Initial Lenders, in the manner determined by JPMorgan). It is further agreed that such assignments may be made as part of the general syndication of the Facility (the “General Syndication”, and any financial

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institution to which an assignment is made as part of the General Syndication being referred to as a “General Syndication Lender”) or as part of the solicitation of interest in the Facility prior to the launch of the General Syndication (the “Initial Syndication”, and any financial institution to which such an assignment is made as part of the Initial Syndication being referred to as an “Additional Initial Lender”). In connection with any assignments to Additional Initial Lenders as part of the Initial Syndication, you agree (a) at the request of JPMorgan, at the earliest practicable date following delivery to you of a draft of appropriate documentation (including, if requested by JPMorgan, an amendment and restatement of this Commitment Letter, or one or more joinder agreements, pursuant to which such Additional Initial Lenders will become parties to this Commitment Letter and extend commitments in respect of the Facility directly to you) containing such provisions relating to the allocation of titles and roles, rights and responsibilities in connection with the syndication of the Facility, the allocation of any reductions in the amount of the Facility and, to the extent determined by JPMorgan, rights of the Additional Initial Lenders to participate in determinations to be made by JPMorgan under this Commitment Letter and the Arranger Fee Letter (but which will not, except as agreed by you, add any new conditions to the availability of the Facility or change the terms of the Facility or increase the aggregate compensation payable by you in connection therewith as set forth in this Commitment Letter and in the Fee Letters), to execute and deliver such documentation, and (b) that JPMorgan shall have “left” placement in any and all marketing materials and other documentation used in connection with the Facility and shall have the authority customarily associated with such placement. You acknowledge and agree that the amount of the Facility will be reduced as provided under the “Optional Commitment Reduction and Prepayment” section of the Term Sheet and under clause (a) or clause (b) of the “Mandatory Commitment Reduction and Prepayment” section of the Term Sheet upon the occurrence of any of the events described therein at any time after the date hereof, and that any such reduction will be allocated among the commitments of JPMCB and the Additional Initial Lenders in respect of the Facility in the manner determined by JPMorgan.

As consideration for JPMCB’s commitment hereunder and our agreements to perform the services described herein, you agree to pay to us fees in the amounts and at the times set forth in the arranger fee letter dated the date hereof and delivered herewith (the “Arranger Fee Letter”) and the administrative agent fee letter dated the date hereof and delivered herewith (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”).

The commitment of JPMCB and the agreements of JPMCB and JPMorgan hereunder are subject to (a) since December 31, 2014, there not having occurred or come to our attention any change, event, circumstance or development that has resulted, or could reasonably be expected to result, in a Company Material Adverse Effect, (b) the negotiation, execution and delivery of definitive documentation for the Facility prepared by our counsel, consistent with this Commitment Letter, the Term Sheet and the Fee Letters and satisfactory to us and you, (c) your performance of your obligations expressly set forth in the third, fourth, fifth, sixth and seventh paragraphs of this Commitment Letter and in the Fee Letters and (d) the other conditions expressly set forth in the Term Sheet and in Exhibit B hereto.

For purposes of the foregoing, “Company Material Adverse Effect” means any change, condition, occurrence, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities (such term and each other capitalized term in this definition that is not otherwise defined in this Commitment Letter having the meaning

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assigned in the Acquisition Agreement as in effect on the date hereof), condition (financial or otherwise) or results of operations of the Acquired Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair the ability of the Acquired Company to consummate the Merger and the other transactions contemplated by the Acquisition Agreement; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, to the extent such Changes do not disproportionately affect the Acquired Company and its Subsidiaries in any material respect relative to other companies operating in any industry or industries in which the Acquired Company and its Subsidiaries operate in the events of (i) through (vi):

(i)          general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)         conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)        conditions (or changes in such conditions) in the industries in which the Acquired Company and its Subsidiaries conduct business;

(iv)        political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v)         earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)        changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii)       the announcement of, or the compliance with the express terms of, the Acquisition Agreement, or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of the Company, (B) any departure or termination of any officers, directors, employees or independent contractors of the Acquired Company or its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers,

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suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Acquired Company’s relationships with any of its customers, suppliers, distributors or other business partners;

(viii)      data derived from clinical trials being conducted by or on behalf of the Acquired Company or its Subsidiaries or the announcements thereof (but not, in each case, the underlying cause of such data to the extent such cause relates to any adverse event that would require a report to the United States Food and Drug Administration or any successor thereto (the “FDA”) pursuant to 21 C.F.R. 312.32(c)(1) or 21 C.F.R. 312.32(c)(2), or any foreign equivalent thereof (any such event, a “Serious Adverse Event”));

(ix)        any determination by, or delay of a determination by, the FDA or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, or any indication that any such entity, panel or body will make any determination or delay in making any determination, with respect to the approvability, labeling, contents of package insert, prescribing information, risk management profile, CMC matters, pre-approval inspection matters or requirements relating to the results of any pre-clinical or clinical testing sponsored by the Acquired Company, any of its competitors or any of their respective collaboration partners (but not, in each case, the underlying cause of such determination or delay of a determination to the extent such cause relates to any Serious Adverse Event);

(x)         any recommendations or statements published or proposed by any professional medical organization, Governmental Authority or panel or advisory body empowered or appointed thereby, relating to products or product candidates of the Acquired Company or any of its competitors (but not, in each case, the underlying cause of such recommendations or statements to the extent such cause relates to any Serious Adverse Event);

(xi)        any actions taken or failures to take action, in each case, by the Company or any of its controlled Affiliates, or to which an officer of the Company has consented, or which an officer of the Company has requested (and which, in the case of any of the foregoing actions or failures to take action that either (a) require your consent or the consent of Merger Sub under the Acquisition Agreement or (b) could reasonably be expected to affect the Lenders in a materially adverse manner, have been consented to by JPMorgan), or the taking of any action required by the express terms of the Acquisition Agreement, or the failure to take any action prohibited by the express terms of the Acquisition Agreement;

(xii)       changes in the Acquired Company’s stock price or the trading volume of the Acquired Company’s stock, in and of itself, or any failure by the Acquired Company to meet any estimates or expectations of the Acquired Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Acquired Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or

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(xiii)      any Legal Proceedings made or brought by any of the current or former stockholders of the Acquired Company (on their own behalf or on behalf of the Acquired Company) against the Acquired Company arising out of the Merger or in connection with any other transactions contemplated by the Acquisition Agreement.

Notwithstanding anything in this Commitment Letter, the Term Sheet or the Fee Letters to the contrary (but subject to the satisfaction of the conditions set forth or referred to herein), (a) the only representations relating to the Company, the Acquired Company and their respective subsidiaries the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be (i) the representations made by the Acquired Company in the Acquisition Agreement, but only to the extent that you (or any of your subsidiaries) have the right under the Acquisition Agreement not to consummate the Offer or the Merger as a result of such representations in the Acquisition Agreement being inaccurate (the “Acquisition Agreement Representations”), and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facility shall be negotiated by the parties hereto in good faith and will be in a form such that the Facility will not be unavailable on the Closing Date if the conditions set forth or referred to herein and in the exhibits hereto are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet with respect to organization and power, authorization, due execution and delivery, noncontravention, governmental approvals, enforceability, solvency, Federal Reserve margin regulations, Investment Company Act status and anti-corruption and trade sanctions laws. The provisions of this paragraph are referred to as the “Limited Conditions Provision”.

You agree (a) to indemnify and hold harmless JPMCB, JPMorgan and each of their affiliates, and each of the respective officers, directors, employees, members, partners, trustees, advisors, agents and controlling persons of the foregoing (each, an “indemnified person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letters, the Facility, the use of the proceeds thereof and the Acquisition and any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto (and regardless of whether such matter is initiated by you or by any other person), and to reimburse each indemnified person within 30 days following written demand (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one firm of counsel selected by JPMorgan for all such indemnified persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one firm of counsel for such affected indemnified person (and, if reasonably necessary, of one firm of local counsel in any relevant jurisdiction for all such indemnified persons, taken as a whole and, solely in the case of an actual or potential conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one additional local counsel to each such affected indemnified person in each such relevant jurisdiction); provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the willful misconduct or gross negligence of such indemnified person or (B) a material breach by such indemnified person of its agreements under this Commitment Letter or the Fee Letters that is not cured promptly after it comes to our attention, or (ii) any dispute solely

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among indemnified persons which does not arise out of or in connection with any act or omission of the Company or any of its subsidiaries (other than a dispute involving a claim against any indemnified person in its capacity as an arranger, agent or similar role in connection with the Facility or the Existing Company Credit Agreement); and (b) to reimburse JPMCB, JPMorgan and each of their affiliates within 30 days following receipt of the relevant invoice for all reasonable and documented out-of-pocket expenses (including reasonable due diligence and travel expenses, if any, and reasonable and documented fees, charges and disbursements of counsel (limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, as legal counsel to the Arranger and Administrative Agent and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Arranger and Administrative Agent)) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters and the definitive documentation for the Facility) or the preparation, amendment, modification or waiver of any thereof. No indemnified person shall be liable for any damages arising from the use of Information or other materials obtained through electronic, telecommunications or other information transmission systems, in each case except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such indemnified person, or for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Term Sheet, the Fee Letters, the Facility or its activities related thereto.

This Commitment Letter shall not be assignable by you without the prior written consent of JPMCB and JPMorgan (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, create any rights in favor of or be enforceable by or at the request of any person other than the parties hereto and the indemnified persons. JPMCB and each Additional Initial Lender may assign portions of its commitment to Additional Initial Lenders pursuant to the Initial Syndication and to the General Syndication Lenders pursuant to the General Syndication (in each case as and subject to the limitations set forth in this Commitment Letter), and upon any such assignment JPMCB or such Additional Initial Lender, as the case may be, shall be released from the portion of its commitment so assigned. Any and all obligations of, and services to be provided by, JPMCB or JPMorgan hereunder may be performed, and any and all rights of any of JPMCB or JPMorgan hereunder may be exercised, by or through its affiliates; provided that neither JPMCB nor JPMorgan shall be relieved of any of its obligations hereunder in the event any such affiliate shall fail to perform such obligation in accordance with the terms hereof. The commitments hereunder of JPMCB and the Additional Initial Lenders shall be superseded by the commitments in respect of the Facility set forth in the definitive credit agreement for the Facility, and upon the execution and delivery of the definitive credit agreement for the Facility by the parties thereto JPMCB and each Additional Initial Lender shall be released from its commitment hereunder.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMCB and JPMorgan. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties hereto with respect thereto.

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This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that the interpretation of the definition of the term “Company Material Adverse Effect” shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the city of New York over any suit, action or proceeding directly or indirectly arising out of, relating to, based upon or as a result of this Commitment Letter, the Term Sheet, the Fee Letters or the transactions contemplated hereby. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at the address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO, BASED UPON OR AS A RESULT OF THIS COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet, the Fee Letters or any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person, except that (a) this Commitment Letter, the Term Sheet, the Fee Letters and their terms and substance may be disclosed to your directors, officers, employees, agents, auditors, attorneys and other advisors and representatives who are directly involved in the consideration of this matter and informed of the confidential nature thereof, (b) this Commitment Letter, the Term Sheet and their terms and substance (and a version of the Arranger Fee Letter redacted in a manner reasonably acceptable to JPMorgan) may be disclosed to the Acquired Company and its directors, officers, employees, agents, auditors, attorneys and other advisors and representations who are directly involved in the consideration of the Acquisition and informed of the confidential nature thereof, (c) this Commitment Letter, the Term Sheet and their terms and substance (i) to Moody’s and S&P on a confidential basis, (ii) in any prospectus, offering memorandum or confidential information memorandum relating to any Permanent Financing and (iii) in one or more filings with the Securities and Exchange Commission (it being agreed, however, that the Fee Letters or their terms or substance will not be disclosed pursuant to this clause (c) except as part of any disclosure in a filing with the Securities and Exchange Commission of aggregate fees and expenses in connection with the contemplated transactions that does not permit the determination of particular fees), (d) this Commitment Letter, the Term Sheet, the Fee Letters and their terms and substance otherwise may be disclosed to the extent reasonably necessary in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Term Sheet and/or Fee Letters and (e) this Commitment Letter, the Term Sheet, the Fee Letters and their terms and substance otherwise may be disclosed as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), with the Company hereby acknowledging that no disclosure of the Fee Letters is required to be made in its filings with the Securities and Exchange Commission. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee

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Letters and their contents) on the earlier of the Closing Date and the date one year following the date on which this Commitment Letter has been signed by you.

The Commitment Parties shall treat confidentially all confidential information provided to them by or on behalf of you hereunder; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the applicable Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having or claiming to have jurisdiction over the Commitment Parties or any of their respective affiliates (including, without limitation, in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), (c) to the extent that such Information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (d) to the Commitment Parties’ affiliates, and the Commitment Parties’ and their affiliates’ employees, officers, directors, legal counsel, independent auditors and other experts or agents who need to know such Information in connection with the Transactions and are informed of the confidential nature of such Information and instructed to keep such confidential Information confidential, (e) for purposes of establishing any defense available under state and federal securities laws, including, without limitation, a “due diligence” defense, or for the purpose of enforcing any rights of the Commitment Parties under this Commitment Letter or any Fee Letter, (f) to the extent that such Information is or was received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (g) to the extent that such Information is independently developed by the Commitment Parties or (h) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material); provided that, notwithstanding anything herein to the contrary, in the case of any Commitment Party that is, or an affiliate of which is, a party to the Existing Company Credit Agreement, such Commitment Party and its affiliates may disclose any such Information as and to the extent permitted by such Existing Company Credit Agreement. The obligations of the Commitment Parties under this paragraph shall be superseded by the confidentiality provisions of the definitive documentation for the Facility or, if such definitive documentation is not executed and delivered, will terminate on the date that is two years after the date hereof.

You agree that each of JPMCB and JPMorgan will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters, or the communications pursuant hereto or otherwise, will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between JPMCB or JPMorgan, on the one hand, and you, the Acquired Company or your or its subsidiaries, affiliates or equityholders, on the other, irrespective of whether either JPMCB or JPMorgan has advised or is advising you on other matters. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions among us and you, (b) in connection therewith and with the process leading to such transactions, each of us is acting solely as a principal and not as an agent or fiduciary of you, the Acquired Company, your or its subsidiaries and affiliates or any other person, and none of us has assumed (and will not be deemed on the basis of our communications or activities hereunder to have assumed) an advisory or fiduciary responsibility or any other obligation in favor of you, the Acquired Company, your or its subsidiaries or affiliates or any other person (irrespective of

10

whether any of us or any of our affiliates are concurrently providing other services to you), and (c) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto and have consulted your own legal and financial advisors to the extent you have deemed appropriate.

You acknowledge that JPMCB, JPMorgan and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or the Acquired Company may have conflicting interests. Neither JPMCB nor JPMorgan will use confidential information obtained from you in connection with the transactions contemplated hereby in connection with the performance by it of services for other companies, or will furnish any such information to other companies. You also acknowledge that neither JPMCB nor JPMorgan has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that JPMCB and JPMorgan, together with their affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, JPMCB, JPMorgan and their affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

The provisions contained herein and in the Fee Letters relating to compensation, expense reimbursement, indemnification, governing law, submission to jurisdiction, waiver of jury trial and confidentiality shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the commitment hereunder, and whether or not definitive documentation for the Facility shall be executed.

Each of JPMCB and JPMorgan hereby notifies you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and the Lenders is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow JPMCB, JPMorgan and the Lenders to identify you in accordance with the Patriot Act.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 6:00 p.m., New York City time, on July 14, 2015, failing which JPMCB’s commitment and the agreements of JPMCB and JPMorgan hereunder will expire at such time. In the event the Closing Date shall not theretofore have occurred, JPMCB’s commitment and the agreements of JPMCB and JPMorgan hereunder will automatically expire and terminate on 5:00 p.m., New York City time, on July 14, 2016, without any further action or notice and without any further obligation, unless each of JPMCB and JPMorgan, it its discretion, shall agree to an extension.

[Signature pages follow.]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

jpmorgan chase bank, n.a.,

by	/s/ Vanessa Chiu
Name: Vanessa Chiu
Title: Executive Director

J.P. Morgan SECURITIES LLC,

by	/s/ Thomas Delaney
Name: Thomas Delaney
Title: Executive Director

Accepted and agreed to as of

the date set forth above by:

Celgene Corporation,

by	/s/ Robert J. Hugin
Name: Robert J. Hugin
Title: Chariman and CEO

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EXHIBIT A

Project Strix
US$5,000,000,000 Bridge Loan Facility

Summary of Terms and Conditions1

Borrower:	Celgene Corporation, a Delaware corporation (the “Borrower”).

Facility:	US$5,000,000,000 senior unsecured 364-day bridge loan facility (the “Facility”).

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities LLC (in such capacity, the “Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of lenders, including JPMCB, identified by the Arranger in consultation with the Borrower (the “Lenders”).

Transactions:	The Borrower is entering into an Agreement and Plan of Merger (including all schedules and exhibits thereto, the “Acquisition Agreement”) among the Borrower, a newly formed wholly owned subsidiary of the Borrower (“Acquisition Sub”) and a company previously identified to the Arranger and code-named Strix (the “Acquired Company”), pursuant to which the Borrower will acquire the Acquired Company through (a) the purchase of shares of common stock of the Acquired Company by a wholly-owned subsidiary of the Company (“Merger Sub”) pursuant to a tender offer for any and all such shares (the “Offer”) and (b) promptly following the closing of the Offer, the merger of Merger Sub with and into the Acquired Company pursuant to Section 251(h) of the Delaware General Corporation Law (the “Merger”), with the Acquired Company surviving such Merger as the Company’s direct or indirect wholly-owned subsidiary (the “Acquisition”). In connection with the foregoing, the Borrower will (a) obtain the Facility and (b) pay the fees and expenses incurred in connection with the Acquisition and the Facility (the “Transaction Costs”). It is anticipated that all or a portion of the Facility will be replaced or refinanced by (i) the issuance of senior unsecured notes of the Borrower in a public offering or in a Rule 144A or other private placement (the “New Notes”) and/or (ii) the issuance of equity or equity-linked securities of the Borrower in a public offering (the “New Equity” and, together with the New Notes, the “Permanent Financing”). The transactions referred to in this paragraph are collectively referred to as the “Transactions”.

1 Capitalized terms used but not otherwise defined in this Exhibit A have the meanings assigned thereto in the Commitment Letter to which this Exhibit A is attached, including the other exhibits thereto.

Availability:	The Facility will be available in a single drawing on the date on which the Offer is consummated (the “Closing Date”), but in no event later than the earlier of (a) July 14, 2016, and (b) the date that the Acquisition Agreement is terminated or expires in accordance with its terms without the closing of the Acquisition. Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Use of Proceeds:	The proceeds of the Facility will be used by the Borrower on the Closing Date, together with cash on hand, to finance the Acquisition and the other Transactions.

Maturity:	The Facility will mature on the day that is 364 days after the Closing Date and, prior to the final maturity thereof, will not be subject to any scheduled amortization.

Interest Rates and Fees:	As set forth on Annex I hereto.

Optional Commitment Reduction and Prepayment:	The Borrower will be permitted, upon at least three business days’ prior notice, to terminate in whole, or from time to time reduce in part, the commitments under the Facility without penalty, in minimum amounts and multiples to be agreed.

The Borrower will be permitted, upon same day notice for ABR loans and at least three business days’ notice for Eurodollar loans, to prepay loans under the Facility in whole or in part, in minimum amounts and multiples to be agreed.

Mandatory Commitment Reduction and Prepayment:

Commitments will be reduced, and loans will be required to be prepaid, under the Facility in an aggregate amount equal to:

(a) 100% of the net cash proceeds received by, or the aggregate amount of commitments obtained by, the Borrower or any of its subsidiaries from any Debt Incurrence (as defined below), in each case after the date of the Commitment Letter to which this Exhibit A is attached, whether before or after the Closing Date;

(b) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from any Equity Issuance (as defined below) after the date of the Commitment Letter to which this Exhibit A is attached, whether before or after the Closing Date; and

(c) 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from any sale or other disposition of assets (including proceeds from the sale of equity interests in any subsidiary of the Borrower and insurance and condemnation proceeds) consummated after the date of the Commitment Letter to which this Exhibit A is attached, whether before or after the Closing Date, subject to reinvestment rights to be agreed.

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“Debt Incurrence” means any incurrence of debt for borrowed money by the Borrower or any of its subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or incurrence of loans under any loan or credit facility, or any establishment of any commitments to make available to the Borrower or any of its subsidiaries any indebtedness for borrowed money, whether under any loan or credit facility or otherwise, other than (a) intercompany debt, (b) debt under the Existing Company Credit Agreement (but not any incremental commitments thereunder effected after the date of the Commitment Letter to which this Exhibit A is attached), (c) refinancings of existing indebtedness and (d) working capital facilities entered into by foreign subsidiaries of the Borrower.

“Equity Issuance” means any issuance of equity or equity-linked securities by the Borrower or any of its subsidiaries, whether pursuant to a public offering or in a Rule 144A or other private placement, other than securities issued pursuant to employee stock plans or employee compensation plans.

Prepayments Generally:	All prepayments of loans under the Facility will be subject to, in the case of Eurodollar loans, compensation for breakage costs incurred by the Lenders if occurring other than on the last day of an Interest Period, but otherwise without penalty.

Documentation:	The Facility will be documented under a credit agreement that will be consistent with this Exhibit A and will contain representations and warranties, affirmative covenants, negative covenants and events of default substantially similar to those in the Borrower’s US$1,750,000,000 Second Amended and Restated Credit Agreement dated as of April 17, 2015 (as in effect on the date hereof, the “Existing Company Credit Agreement”), with such changes thereto as are necessary or reasonably appropriate to reflect the terms set forth in this Exhibit A and in the Commitment Letter to which this Exhibit A is attached and the nature of the transactions contemplated hereby.

Representations and Warranties:	Limited to organization and powers; authorization, due execution and delivery; noncontravention of organizational documents, law or contractual restrictions; governmental approvals; enforceability; annual, quarterly and pro forma financial statements; absence of events or conditions that have resulted or would reasonably be expected to result in a material adverse change; absence of litigation relating to the Facility and other material litigation; Federal Reserve margin regulations; Investment Company Act status; disclosure; solvency after giving effect to the Transactions; and anti-corruption laws and regulations and trade sanctions.

Conditions Precedent to Funding:	The borrowing under the Facility will be subject to the receipt of a borrowing notice therefor and the conditions set forth or referred to in the eighth paragraph of, or in Exhibit B to, the Commitment Letter.

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Affirmative Covenants:	Limited to compliance with laws (including anti-corruption laws and regulations and trade sanctions); payment of taxes; maintenance of insurance; preservation of existence; visitation rights; keeping of books; maintenance of properties; transactions with affiliates; delivery of annual and quarterly financial statements and other information; and delivery of notices of defaults or events of default.

Negative Covenants:	Limited to restrictions on liens; mergers, consolidations or transfers of all or substantially all assets; subsidiary debt; changes in nature of business; and use of proceeds (including, without limitation, in compliance with anti-corruption laws and regulations and trade sanctions).

Financial Covenants:	(a) Maximum debt to EBITDA ratio, with required levels to be agreed. (b) Minimum EBITDA to interest expense ratio, with required levels to be agreed.

Events of Default:	Limited to nonpayment of principal; nonpayment of interest, fees or other amounts (subject to a three Business Day grace period); inaccuracy of representations and warranties in any material respect; noncompliance with covenants; cross-payment default and cross-default resulting in or permitting acceleration in respect of indebtedness of $150,000,000 or more in the aggregate; bankruptcy and insolvency events; judgment defaults; change of control; and certain ERISA events.

Cost and Yield Protection:	The credit agreement for the Facility will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses, and reserve, capital adequacy or liquidity requirements (including, for the avoidance of doubt, any changes resulting from requests, rules, guidelines or directives concerning capital adequacy (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued).

All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Lenders and the Agent for such taxes paid by the Lenders or the Agent.

The Borrower will have the right to replace any defaulting Lender or any Lender which requests reimbursements for amounts owing under this section, provided that (i) no Default or Event of Default has occurred and is continuing, (ii) the Borrower has satisfied all of its obligations under the Facility relating to such Lender, and (iii) any replacement is acceptable to the Agent and the Borrower has paid the

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Agent a $3,500 administrative fee if such replacement Lender is not an existing Lender.

Defaulting Lenders:	The credit agreement for the Facility will contain customary “defaulting lender” provisions.

Voting Rights:	Amendments and waivers will require the approval of Lenders holding a majority of the aggregate amount of the loans and unused commitments under the Facility; provided that the consent of all affected Lenders will be required with respect to customary matters, including (a) reductions in the unpaid principal amount or extensions of the scheduled final maturity date for the payment of principal of any loan, (b) reductions in interest rates or fees or extensions of the dates for payment thereof and (c) increases in the amounts or extensions of the expiry date of the Lenders’ commitments, and the consent of 100% of the Lenders will be required with respect to (i) modifications of the pro rata provisions of the credit agreement and (ii) modifications to any of the voting percentages.

Assignments and Participations:	The Borrower may not assign its rights or obligations under the Facility without the prior written consent of the Lenders. Each Lender will have the right to assign to one or more eligible assignees all or a portion of its rights and obligations under the loan documents, with the consent, not to be unreasonably withheld or delayed, of the Administrative Agent and, so long as no Event of Default is continuing, the Borrower, in each case not to be unreasonably withheld, provided that (a) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five business days after having received notice thereof and (b) no consent of the Borrower will be required after the Closing Date in the case of assignments to another Lender or an affiliate of a Lender or to approved funds, or as part of the primary syndication of the Facility. Minimum aggregate assignment levels will be $5,000,000 and increments of $1,000,000 in excess thereof. The parties to the assignment (other than the Borrower) will pay to the Administrative Agent an administrative fee of $3,500.

Each Lender will also have the right, without the consent of the Borrower or the Administrative Agent, to assign (i) as security, all or part of its rights under the loan documents, including to any Federal Reserve Bank and (ii) with notice to the Borrower and the Administrative Agent, all or part of its rights and obligations under the loan documents to any of its affiliates or another Lender.

Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Expenses and Indemnification:	The Borrower will pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arranger and their affiliates associated with (i) the arrangement and syndication of the Facility and (ii) the preparation, execution, delivery and administration

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of the credit documentation and any amendment or waiver with respect thereto (including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, as legal counsel to the Arranger and Administrative Agent and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Arranger and Administrative Agent) and (b) all out of-pocket expenses of the Administrative Agent and the Lenders (including the fees, charges and disbursements of a single legal counsel selected by the Arranger and Administrative Agent and, if reasonably necessary, one local counsel in each relevant jurisdiction and, in the event of any actual or potential conflict of interest, one additional counsel and one additional local counsel in each relevant jurisdiction for the person or persons affected by such conflict) in connection with the enforcement of the credit documentation.

The Borrower will indemnify the Administrative Agent, the Arranger, the other Lenders and their affiliates, and each of the respective officers, directors, employees, advisors, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities arising in connection with the Facility and the transactions contemplated hereby (including the Acquisition), except, in the case of any indemnitee, to the extent such costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such indemnitee.

Governing Law and Jurisdiction:	New York.

Counsel to Arranger and Administrative Agent:	Cravath, Swaine & Moore LLP.

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ANNEX I

Ticking Fee:	A ticking fee will accrue and be payable to the Lenders on their unfunded commitments under the Facility, commencing on the 60th day following the date on which the Commitment Letter to which this Exhibit A is attached is executed and delivered and payable in arrears at the end of each calendar quarter and upon any termination of the commitments. On and following the first date (the “Ratings Date”) on which each of Moody’s and S&P shall have established ratings on a pro forma basis giving effect to the Acquisition for the Borrower’s senior, unsecured, non-credit-enhanced, long-term debt (the “Ratings”), the ticking fee will be determined based upon the Ratings, as set forth in the table appearing at the end of this Annex I. At all times prior to the Ratings Date, the ticking fee shall be 0.125% per annum. Ticking fees will be calculated on the basis of a 360-day year and actual days elapsed.

Duration Fees:	The Borrower will pay to each Lender on each of the dates set forth below a Duration Fee equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s loans under the Facility outstanding on such date:

Date	Duration Fee Percentage

90 days after the Closing Date	0.50%

180 days after the Closing Date	0.75%

270 days after the Closing Date	1.00%

Interest Rates:

Interest will be payable on loans under the Facility at the following rates per annum:

(a)     in the case of Eurodollar loans, Adjusted LIBOR plus, prior to the Ratings Date, 1.125% per annum, and on and following the Ratings Date, spreads determined based upon the Ratings, as set forth in the table appearing at the end of this Annex I, and

(b)     in the case of ABR loans, the ABR plus, prior to the Ratings Date, 0.125% per annum, and on and following the ratings Date, spreads determined based upon the Ratings, as set forth in the table appearing at the end of this Annex I.

As used herein:

“Adjusted LIBOR” means the London interbank offered rate (determined by reference to the Reuters screen) (but in any event not less than zero), adjusted at all times for statutory reserves.

“ABR” means the highest of (i) JPMCB’s Prime Rate, (ii) the Federal Funds Effective Rate (but in any event not less than zero) plus ½ of 1.00% and (iii) the Adjusted LIBOR for a one-month interest period plus 1.00%.

Eurodollar Interest Periods:	At the Borrower’s option, 1, 2 or 3 months. Interest on Eurodollar loans will be payable on the last day of each Interest Period and upon repayment or prepayment.

Interest Rate Basis:	Interest on Eurodollar loans will be payable in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed). Interest on ABR loans will be payable quarterly in arrears on the basis of a 365/366-day year when ABR is based on JPMCB’s Prime Rate and otherwise on a 360-day year (in each case calculated on the basis of the actual number of days elapsed).

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR loans under the Facility plus 2.00% per annum.

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Pricing Table: 2

	Ratings (Moody’s/S&P)	Eurodollar Spread	ABR Spread	Ticking Fee

Level 1	A+/A1 or above	0.750%	0.000%	0.060%

Level 2	A/A2	0.875%	0.000%	0.070%

Level 3	A-/A3	1.000%	0.000%	0.100%

Level 4	BBB+/Baa1	1.125%	0.125%	0.125%

Level 5	BBB/Baa2	1.250%	0.250%	0.150%

Level 6	Lower than BBB/Baa2	1.500%	0.500%	0.200%

2 If only one rating agency shall have in effect a Rating, the Eurodollar Spreads, ABR Spreads and Ticking Fee will be based upon such Rating. If neither rating agency shall have in effect a Rating, the Eurodollar Spreads, ABR Spreads and Ticking Fee will be based upon the Level 6. In the event of split Ratings, the Eurodollar Spreads, ABR Spreads and Ticking Fee will be based upon the higher Rating, unless the Ratings differ by two or more Levels, in which case the Eurodollar Spreads and ABR Spreads will be based upon the Level one level above that corresponding to the lower Rating.

Each of the interest rate spreads set forth in the table will increase by 25 basis points on the 90th day after the Closing Date, by an additional 25 basis points on the 180th day after the Closing Date and by an additional 25 basis points on the 270th day after the Closing Date.

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EXHIBIT B

Project Strix
$5,000,000,000 Bridge Loan Facility
Summary of Additional Conditions Precedent3

The borrowing under the Senior Facilities shall be subject to the following conditions precedent:

1.	The terms of the Acquisition Agreement shall be satisfactory to the Arranger (it being acknowledged that the Arranger is satisfied with the version of the Agreement and Plan of Merger by and Among Celgene Corporation, Strix Corporation and Receptos, Inc., executed by the parties on the date hereof (the “Execution Version”). The Arranger shall have received a copy of the definitive Acquisition Agreement (together with all the exhibits, schedules and other documents relating thereto) executed by the parties thereto and certified by the Borrower as complete and correct. The Offer and the Merger shall have been consummated, or substantially concurrently with the funding under the Facility shall be consummated, pursuant to and on the terms set forth in the Execution Version, all approvals required for the Acquisition shall have been received and all conditions precedent to the consummation of the Offer and the Merger shall have been satisfied, in each case without giving effect to amendments, waivers, consents or other modifications after the date hereof that are materially adverse to the Arranger or the Lenders without the consent of the Arranger, such consent not to be unreasonably withheld, delayed or conditioned (it being agreed that (a) any decrease in the Offer Price in excess of 10% in the aggregate shall be deemed to be materially adverse to the interests of the Arranger and the Lenders, (b) any decrease in the Offer Price of less than 10% in the aggregate shall be deemed to be materially adverse to the interests of the Arranger and the Lenders unless such decrease in the Offer Price shall reduce dollar-for-dollar the commitments in respect of the Bridge Facility and (c) any waiver or modification of the Minimum Condition (as defined in the Execution Version) shall be deemed to be materially adverse to the Arranger and the Lenders).

2.	The Lenders shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and the Acquired Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and the Acquired Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year); provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company or the Acquired Company will satisfy the foregoing requirements.

3.	The Lenders shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 2 above, prepared after giving effect to the Transactions as if the Transactions had occurred

3 Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Commitment Letter to which this Exhibit B is attached, including the other exhibits thereto.

as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933, as amended, together with such other adjustments as are reasonably satisfactory to the Arranger.

4.	The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (or in all respects in the case of representations and warranties qualified as to materiality) at the time of and after giving effect to the Acquisition and the borrowings under the Facility, and there shall exist no default or event of default at the time of, or after giving effect to, such borrowing (subject, in the case of any default or event of default relating to the accuracy of representations and warranties, to the Limited Conditions Provision).

5.	No default or event of default shall exist under the Existing Company Credit Agreement (as the same shall have been amended) and the Company shall be in compliance with each of its financial covenants under the Existing Company Credit Agreement (as so amended) for the fiscal period for which financial statements shall as of the Closing Date have most recently been delivered, in each case after giving pro forma effect to the Acquisition and the other Transactions to occur on the Closing Date, including the borrowings under the Facility.

6.	All fees due to the Administrative Agents, the Arranger and the Lenders pursuant to the Fee Letter and, to the extent invoiced at least two business days prior to the Closing Date, all reasonable and documented expenses to be paid or reimbursed to the Administrative Agent and the Arranger on or prior to the Closing Date pursuant to the Commitment Letter, shall have been paid, in each case from the proceeds of the initial funding under the Facility. The Borrower shall have complied with all of its obligations under the “Market Flex” provisions in the Fee Letter.

7.	One or more investment banks (collectively, the “Investment Banks”) reasonably satisfactory to the Arranger shall have been engaged to publicly sell or privately place the New Notes and the New Equity. At least 10 consecutive business days prior to the Closing Date (which 10 consecutive business-day period (i) shall exclude any day from and including August 21, 2015, through and including September 8, 2015, any day from and including November 25, 2015, through and including November 30, 2015, and any day from and including December 18, 2015, through and including January 4, 2016, the Company shall have (A) provided to the Investment Banks one or more preliminary offering memoranda or preliminary private placement memoranda relating to the offering of the New Notes in a form customary for private offerings of similar debt securities pursuant to Rule 144A (with registration rights) or, at the election of the Company, one or more preliminary prospectuses or preliminary prospectus supplements pursuant to an effective and available registration statement on Form S-1 or Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of the New Notes in a form customary for public offerings of similar debt securities registered pursuant to the Securities Act (including, in either case, all financial statements and other information (including all audited financial statements, all unaudited financial statements (with respect to which the Company’s and the Acquired Company’s independent accountants shall have performed a SAS 100 review, as applicable) and all appropriate pro forma financial statements) that would enable the Investment Banks, among other things, to obtain customary comfort letters from the Company’s and the Acquired Company’s independent registered public accounting firms) that would be of the type that

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would be customary in a private offering of similar debt securities pursuant to Rule 144A (with registration rights), or public offerings of similar debt securities registered pursuant to the Securities Act, as applicable (which, in the case of a private offering pursuant to Rule 144A, for the avoidance of doubt, need not include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis required by Regulation S-K Item 402(b), other information or financial data customarily excluded from a Rule 144A (with registration rights) offering memorandum), and any applicable supplements to such offering documents, and at no time during such 10 consecutive business-day period shall the financial information in such Debt Offering Document have become stale (the “Debt Offering Document”), (B) provided to the Investment Banks drafts of customary comfort letters (including customary negative assurance comfort) by the independent registered public accounting firm of the Company and, consistent with its obligations under the Acquisition Agreement, the Acquired Company with respect to the financial information in the Debt Offering Document, which such accountants are prepared to issue upon completion of customary procedures, each in form and substance customary for private offerings of similar debt securities pursuant to Rule 144A (with registration rights), or public offerings of similar debt securities registered pursuant to the Securities Act, as applicable, and (C) caused the senior management and other representatives of the Company and, in a manner consistent with the Acquisition Agreement, the Acquired Company, to provide access in connection with due diligence investigations.

8.	The Arranger shall have received the following customary closing documents: (a) a borrowing notice; (b) customary legal opinions, certified organizational documents, customary evidence of authority, good standing certificates from the jurisdictions of organization of the Company and customary secretary’s and officer’s certificates; and (c) at least five days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

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